Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration A Offering Statement of our report dated March 25, 2020, relating to the financial statements of CoLabs Int’l, Corp. as of December 31, 2019 and 2018 and for the years then ended.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Los Angeles, California
February 11, 2021